RESTRICTED STOCK AND INVESTOR RIGHTS AGREEMENT

THIS RESTRICTED STOCK AND INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of April 27, 2004, between Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and ChemBridge Corporation (“ChemBridge”).

ChemBridge has subscribed for and the Company has accepted a subscription agreement pursuant to which ChemBridge has committed to purchase, and the Company has committed to sell, 600 shares of the Company’s Common Stock, par value $0.005 per share (the “Common Stock”), plus such additional shares as may be specified in Section 1(b) hereof. All of such shares of Common Stock are referred to herein as “ChemBridge Shares.” Certain definitions are set forth in Section 5 of this Agreement.

The Company warrants that its total outstanding equity at the time of this Agreement is 10,000 shares of Common Stock, including all warrants, options and rights and including, at their conversion rate to Common Stock, all preferred stock and convertible notes. (Should the Company have more than 10,000 shares outstanding at the time of the execution of this Agreement, then the aforementioned 600 shares will be increased on a pro rata basis.)

It is the intention and expectation of the parties hereto that the Company will raise at least $1 million at a pre-money valuation of at least $10 million and that, at the conclusion of this fund-raising by the Company and the issuance of all shares associated with this fund-raising, ChemBridge will own 6.0% of the Company’s total outstanding equity, including all warrants, options and rights and including, at their conversion rate to Common Stock, all preferred stock and convertible notes. For instance, should the Company issue an additional 1,000 shares of Common Stock (or any other obligation convertible to 1,000 shares of Common Stock) in the course of raising the aforementioned investment capital, then ChemBridge would receive 660 shares of Common Stock instead of the 600 shares noted above.

Any reference to the “total outstanding equity of the Company” shall mean the Company’s total outstanding equity, including all Common Stock and all warrants, options and rights and including, at their conversion rate to Common Stock, all Preferred Stock and Convertible Notes.

As an inducement for the Company to issue and sell the ChemBridge Shares to ChemBridge, the Company is requiring ChemBridge to enter into this Agreement.

The parties hereto agree as follows:

1. ChemBridge Shares.

(a) Upon execution of this Agreement, ChemBridge will purchase, and the Company will sell, 600 shares of Common Stock. If, however, the total outstanding equity of the Company shall equate to more than 10,000 total shares of Common Stock, then the aforementioned 600 shares will be increased on a pro rata basis such that the total shares purchased by ChemBridge shall be 6.0% of the total outstanding equity of the Company.

(b) Under certain circumstances, the Company will award to ChemBridge additional shares beyond those defined in Section 1(a). It is agreed and expected by the parties that the Company will raise at least $1 million in equity capital, most likely in the form of Preferred Stock or Convertible Notes. Should the Company succeed in raising at least $1 million at a premoney valuation of at least $10,000,000 and without the issuance of any additional shares beyond the aforementioned total outstanding equity of the Company of 10,000 shares, then the Company will owe no additional shares to ChemBridge. Should the total outstanding equity of the Company, however, up to and including the time when the Company shall complete a fund-raising of $1 million in equity capital, including the issuance of all equity associated with this fund-raising, be more than 10,000 shares or should the Company raise equity capital at a pre money valuation of less than $10,000,000, then ChemBridge shall be granted additional shares as described in the following two paragraphs, the effects of these two paragraphs being additive:

(i) Correction for issuance of additional shares. If the total outstanding equity of the Company shall exceed 10,000 shares at any time up to and including the conclusion of the Company’s raising of $1 million in equity capital and the issuance of all equity associated with this fund-raising, then the number of shares granted to ChemBridge under this Agreement shall be increased accordingly. (For instance, if the total outstanding equity of the Company totals 20,000 shares, then ChemBridge would receive an additional 600 shares of Common Stock);

(ii) Correction for reduced pre-money valuation of the Company. If the Company shall raise equity capital at any time prior to the Company’s receiving from ChemBridge the Library compounds contemplated in Section 2 of the attached Library Access Agreement, at a pre-money valuation of the Company of less than $10,000,000, then the number of ChemBridge shares awarded under this Agreement shall be increased by 1.0% for each 2.0% of decreased pre-money valuation [for instance, if the equity capital is raised at a pre-money valuation of $7,500,000 (a 25 % reduction in valuation), then ChemBridge would receive 675 shares (a 12.5% increase), rather than 600 shares.]

(iii) Paragraphs 1(b)(i) and 1(b)(ii) are additive. For instance, if the Company raises $1 million at a pre-money valuation of $5,000,000 and, in the course of so doing, issues an additional 5,000 shares (for a total of 15,000 shares), then ChemBridge would be granted an additional 450 shares [300 shares for the 50% increase in the total outstanding equity of the Company plus 150 shares (a 25% increase) for the 50% decrease in pre-money valuation of the Company].

(c) In connection with the purchase and sale of the ChemBridge Shares pursuant hereto, ChemBridge represents and warrants to the Company that:

(i) ChemBridge is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the ChemBridge Shares;

(ii) This Agreement and each of the other agreements contemplated hereby to which ChemBridge is a party constitute legal, valid and binding obligations of ChemBridge, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and such other agreements by ChemBridge does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which ChemBridge is a party or any judgment, order or decree to which ChemBridge is subject; and

(iii) ChemBridge is not a party to or bound by any other noncompete agreement or confidentiality agreement which conflicts with the obligations set forth in this Agreement.

2. Vesting of Shares. The ChemBridge Shares purchased hereunder shall be fully vested at the time of issuance.

3. Restrictions on Transfer of ChemBridge Securities.

(a) Transfer of ChemBridge Securities. ChemBridge shall not Transfer any interest in any ChemBridge Securities, except at such time as the restrictions herein terminate as provided in Section 3(b) below.

(b) Termination of Restrictions. The restrictions on the Transfer of ChemBridge Securities set forth in this Section 3 will continue with respect to each ChemBridge Security until the earlier of (i) a Qualified Public Offering; or (ii) a Sale of the Company.

4. Additional Restrictions on Transfer of ChemBridge Securities.

(a) Legend. The certificates representing the ChemBridge Securities will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF   , 2004, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND CHEMBRIDGE CORPORATION DATED AS OF _____, 2004. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

(b) Opinion of Counsel. No holder of ChemBridge Securities may transfer any ChemBridge Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer.

5. Definitions.

“ChemBridge Securities” means the ChemBridge Shares and any other securities of the Company held by ChemBridge or any of ChemBridge’s transferees permitted hereunder. All ChemBridge Securities will continue to be ChemBridge Securities in the hands of any holder other than ChemBridge (except for the Company and except for transferees in a Public Sale). Except as otherwise provided herein, each such other holder of ChemBridge Securities will succeed to all rights and obligations attributable to ChemBridge as a holder of ChemBridge Securities hereunder. ChemBridge Securities will also include shares of the Company’s capital stock or other securities of the Company issued with respect to ChemBridge Securities by way of a stock split, dividend or other recapitalization or reclassification.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

“Qualified Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock approved by the Board resulting in net proceeds to the Company of no less than $7.5 million.

“Sale of the Company” means any transaction or series of transactions pursuant to which (A) any Person(s) acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that the term “Sale of the Company” shall not include any sale of equity or debt securities by the Company in a private offering to other investors; or (B) more than 50% of the assets of the Company is spun off, split off or otherwise distributed.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

6. Seniority of ChemBridge Shares and Registration Rights. All of the shares issued to ChemBridge hereunder, including those shares resulting from the exercise of warrants, shall have liquidation seniority and registration preferences at least as favorable as those of any of the shares held now or in the future by any of the current shareholders of the Company. ChemBridge, moreover, shall have the right to participate on a pro rata basis with any current shareholder of the Company in any sale or exchange of any of the shares possessed now or in the future by any current shareholder of the Company.

7. Anti-dilution Provision. ChemBridge shall have the right to purchase, at the lowest price offered to any other entity or individual, a percentage of any new equity issued by the Company, any successor company or affiliate, such percentage to be up to that percentage of issued equity of the Company which ChemBridge, at the time ChemBridge shall make such purchase, shall own under Sections 1 and 2 of this Agreement and including, in addition, any exercised warrants or other stock which ChemBridge shall own in the Company. ChemBridge’s rights under this Section 7 shall survive termination of this Agreement and shall continue until ChemBridge has disposed of its entire equity interest in the Company and its successor companies

8. Down-round Protection of ChemBridge. Section 1(b) provides for protection of ChemBridge in the event that the first $1 million of equity capital raised by the Company shall be raised at a pre-money valuation of less than $10,000, in which case the number of compounds given to the Company under a certain Library Access Agreement would be decreased and the number of shares of the Company’s Common Stock granted to ChemBridge would be increased. Should the Company, subsequent to its raising the first $1 million in equity capital, raise any additional equity capital at a pre-money valuation of less than $10,000,000, then the total number of shares owned by ChemBridge would be increased on a pro rata basis. (For instance, if ChemBridge owns 600 shares of the Company’s stock and the Company raises capital at a pre-money valuation of only $5,000,000, then ChemBridge will be granted an additional 600 shares.)

9. Financial Statements. Once per year, on the anniversary of this Agreement, the Company will provide to ChemBridge a complete set of the Company’s financial statements. At such time as the Company shall obtain audited financial statements, the Company will provide to ChemBridge annually a complete copy of these audited financial statements with 30 days of their receipt by the Company, these audited financial statements to be in lieu of those defined in the first sentence of this paragraph.

10. ChemBridge Representation on the Company’s Board of Directors. Associated with this Agreement is another agreement between the parties entitled “Warrant to Purchase Common Stock,” which agreement provides to ChemBridge a right to purchase additional shares of the Company’s Common Stock. At such time as ChemBridge shall elect to exercise all the warrants provided in the Warrant to Purchase Common Stock, ChemBridge shall gain the right to appoint a member of the Company’s Board of Directors, and this right shall continue until such time as ChemBridge has disposed of more than fifty percent of its holdings of the Company’s equity, or the Company shall make a Qualified Public Offering or there shall be a Sale of the Company. ChemBridge, at its sole election, in lieu of appointing a member of the Company’s Board of Directors, shall have the right to send a representative to each and every meeting of the Company’s Board of Directors, and the Company shall have the affirmative obligation to provide to ChemBridge Notice of any such meeting.

11. Notice to ChemBridge of the Company’s Financial Transactions. The Company shall have the affirmative obligation to inform ChemBridge of each and every transaction that has a total value in excess of $250,000.00 to which the Company is a party. Such notice shall be provided to ChemBridge within thirty days of the completion of the transaction, and, upon the Company’s request to ChemBridge, ChemBridge shall hold in confidence its knowledge of the transaction.

12. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent via facsimile to the recipient at the address or facsimile number below indicated:

If to the Company: Cleveland BioLabs, Inc. 7800 Blackberry Lane Gates Mills, Ohio 44040 Attn: Michael Fonstein
With a copy to: Katten Muchin Rosenman LLP 525 West Monroe Street Suite 1900 Chicago, Illinois 60661 Fax: (312) 902-1061 Tel: (312) 902-6200 Attn: Kurt W. Florian, Esq.
If to CamBridge: ChemBridge Corporation 16981 Via Tazon San Diego, California 92127 Attn: Mr. Sergey Altshteyn

or such other address, facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or transmitted or, if mailed, five days after deposit in the U.S. mail.

13. General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any ChemBridge Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such ChemBridge Securities as the owner of such securities for any purpose.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by ChemBridge and the Company and their respective successors and assigns (including subsequent holders of ChemBridge Securities), provided that the rights and obligations of ChemBridge under this Agreement shall not be assignable except in connection with a permitted transfer of ChemBridge Securities hereunder.

(f) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principals of conflicts of law. Any and all litigation arising out of this Agreement shall be conducted only in courts located in the State of Delaware.

(g) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and ChemBridge. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) Indemnification and Reimbursement of Payments on Behalf of ChemBridge. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to ChemBridge any federal, state, local or foreign withholding taxes, or excise taxes (“Taxes”) imposed with respect to ChemBridge’s ownership interest in the Company.

(k) Generally Accepted Accounting Principles; Adjustments of Numbers. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied. All numbers set forth herein which refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares, recapitalizations or other similar transactions affecting the subject class of stock.

(l) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto, The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

(m) Conflict Between Agreements. In association with this Agreement, the parties have executed four other agreements. Should any of the terms of this Agreement conflict with any of the terms of any of the other agreements between the parties, then the terms of this Agreement shall prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

CLEVELAND BIOLABS, INC.

By: /s/Michael Fonstein
Name: Michael Fonstein
Its: CEO

CHEMBRIDGE CORPORATION

By: /s/ Eugene Vaisberg
Name: Eugene Vaisberg
Its: CEO